EXHIBIT 99.1

           Contact: Stephanie Sampiere / Jennifer McCullam of Financial Dynamics
                                                                    212.850.5600

                        Dawn Brown, Vice President/Publicity of Barneys New York
                                                                    212.450.8699


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                  Barneys New York, Inc. Announces Retention of
                            Investment Banking Firms


New York, N.Y., June 30, 2004 - Barneys New York, Inc. announced today that it has retained the investment banking firms of Morgan Stanley and Peter J. Solomon Company as financial advisors in connection with exploring strategic alternatives to enhance shareholder value. Such alternatives could include an investment by a third party or the sale of the Company.

Under the majority ownership of two turnaround investors, Whippoorwill Associates, Inc. and Bay Harbour Management L.C., the Company has been focused on solidifying Barneys reputation as a top luxury retailer. In 2003 the Company achieved record sales and EBITDA. This strong performance has continued in 2004.

Howard Socol, Chairman, President and Chief Executive Officer, stated "We have been extremely pleased with the Company's results for the past two years and believe that the Company is well poised for future growth. While the Company continues to engage in the expansion of its CO-OP concept and a number of other expansion projects, we believe there is even greater potential for the opening of Barneys New York flagship stores in selected markets." Mr. Socol continued, "A transaction of the type being explored, if consummated, would enable us to realize the potential for even greater growth."

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David A. Strumwasser, Managing Director of Whippoorwill and Douglas P.
Teitelbaum, Managing Principal of Bay Harbour commented, "With the growth opportunities facing Barneys we want to ensure that the business is best positioned to realize its potential either through a new investor or owner who is interested in building the brand and taking the business to the next level."

No assurance can be given that any such transaction will take place nor can any assurance be given with respect to the timing or terms of any such transaction.

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills, and Chicago. In addition, the Company operates three regional full price stores, three CO-OP Barneys New York stores, twelve outlet stores and 2 semi-annual warehouse sale events. The Company also maintains corporate offices in New York City and an administrative and distribution center in Lyndhurst, New Jersey and has approximately 1,400 employees.

Except for the historical information contained herein, information set forth in this release may contain forward looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as filed with the Securities and Exchange Commission.